EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Triangle Petroleum Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-207348, 333-194861, 333-188354, and 333-173357) on Form S-3 and (Nos. 333-198175, 333-198174, 333-188353, and 333-175740) on Form S-8, of Triangle Petroleum Corporation of our reports dated April 13, 2016, with respect to the consolidated balance sheets of Triangle Petroleum Corporation and subsidiaries as of January 31, 2016 and 2015, and the related consolidated statements of operations, cash flows, and stockholders’ equity (deficit) for each of the years in the three-year period ended January 31, 2016, and the effectiveness of internal control over financial reporting as of January 31, 2016, which appear in the January 31, 2016 annual report on Form 10-K of Triangle Petroleum Corporation.

Our report dated April 13, 2016 contains an explanatory paragraph that states that the Company has suffered losses from operations and that the Company’s wholly-owned subsidiary, RockPile Energy Services, LLC is not in compliance with certain debt covenants as of January 31, 2016, which raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP

Denver, Colorado
April 13, 2016